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                                                                       EXHIBIT 8




                         [FREEBORN & PETERS LETTERHEAD]

                               September 4, 1996




Phoenix Network, Inc.
1687 Cole Boulevard
Golden, CO  80410

AmeriConnect, Inc.
6750 West 93rd Street
Suite 110
Overland Park, KS  66212


Ladies and Gentlemen:

         This letter sets forth the opinion of Freeborn & Peters regarding material Federal income tax consequences of the merger of Phoenix Merger Corp., a Delaware corporation ("Phoenix Merger Subsidiary") and a wholly owned subsidiary of Phoenix Network, Inc., a Delaware corporation ("Phoenix") with and into AmeriConnect, Inc., a Delaware corporation ("AmeriConnect"), in the manner and on the terms described in the registration statement on Form S-4, File No. 333- 10593, prepared by Phoenix and filed with the Securities Exchange Commission on September 4, 1996 (the "Registration Statement"). For purposes of this opinion letter, the merger of Phoenix Merger Subsidiary with and into AmeriConnect will be referred to as the "Merger."Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Registration Statement.

         In rendering the opinions expressed in this letter, Freeborn & Peters has, without independent verification, relied upon and assumed the accuracy of all of the information contained in the following documents (the "Relevant Documents"): (1) the Registration Statement, including all exhibits and attachments thereto, and all draft or proposed or final versions of the Registration Statement; (2) the September 4, 1996 statement of facts and representations provided to us by the management of AmeriConnect (the "AmeriConnect Statement of Facts and Representations"); (3) the September 4, 1996 statement of facts and representations provided to us by the management of Phoenix (the "Phoenix Statement of Facts and Representations"); (4) the Amended and Restated
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Opinion Letter
September 4, 1996
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Agreement and Plan of Merger by and among Phoenix, Phoenix Merger Subsidiary and AmeriConnect and dated as of June 14, 1996; and (5) other documents we considered relevant. Freeborn & Peters also has assumed, without independent verification, that Phoenix, Phoenix Merger Subsidiary and AmeriConnect have acted (and will continue to act) in accordance with all of the information and descriptions contained in the Relevant Documents. Further, Freeborn & Peters has assumed, without independent verification, that the Merger will be consummated as a merger in accordance with applicable Delaware statutory law.

         Based upon our analysis of Federal income tax law in light of the facts, representations and other information stated in the Relevant Documents, and subject to and contingent upon the accuracy of the AmeriConnect Statement of Facts and Representations and the Phoenix Statement of Facts and Representations and of the assumptions identified in this letter, Freeborn & Peters is of the opinion that, for Federal income tax purposes:

                     (1) The Merger will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

                     (2)  Phoenix, Phoenix Merger Subsidiary and
                     AmeriConnect will each be a party to the reorganization within the meaning of Code Section 368(b);

                     (3) No gain or loss will be recognized by AmeriConnect Stockholders as a result of the receipt by such stockholders of Phoenix Common Stock solely in exchange for shares of AmeriConnect Stock surrendered in the Merger.

         The scope of this opinion letter is expressly limited to the Federal income tax issues directly addressed in the three enumerated paragraphs above. Freeborn & Peters expresses no opinion regarding any other issue.

         The opinions expressed herein are based upon provisions of the Code and the Treasury Regulations promulgated thereunder, as well as upon Internal Revenue Service rulings and guidelines and court decisions, all valid as of the date of this letter. However, these opinions are not binding upon the Internal Revenue Service or any court, and no ruling confirming these opinions will be sought from the Internal Revenue Service or any court. Moreover, the provisions, rulings, guidelines and court decisions upon which Freeborn &
Peters has relied in forming its opinions are subject to revision, and in some cases such revisions may be given effect retroactively. In the event of such a retroactive revision, the opinions expressed in this letter may be invalidated. Freeborn
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Opinion Letter
September 4, 1996
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& Peters assumes no obligation to update this opinion letter to reflect changes in facts or law occurring after the date of this letter.

         The opinions expressed in this letter are provided solely for the benefit of Phoenix, Phoenix Merger Subsidiary and AmeriConnect, and their respective stockholders. This letter should not be distributed to, nor may it be relied upon by, any other organization or person; provided, however, that Freeborn & Peters hereby consents to the filing of this letter as an exhibit to the Registration Statement.


                                                   Very truly yours,

                                                   /s/ Freeborn & Peters
                                                   FREEBORN & PETERS